Exhibit 99.1

DURECT and Nycomed Sign $202 Million Agreement to Develop and Commercialize POSIDUR™ in Europe and Other Select Countries

CUPERTINO, CA, November 29, 2006 / PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today the signing of a collaboration agreement with Nycomed, a privately held European pharmaceutical company headquartered in Denmark, whereby the companies will jointly develop DURECT’s POSIDUR™ post-operative pain relief depot. Nycomed will have exclusive commercialization rights in Europe and other select countries, and DURECT will retain full ownership of POSIDUR in the U.S., Canada, Asia and other countries.

“We believe that POSIDUR has the potential to play a major role in addressing post-surgical pain,” stated Håkan Björklund, Chief Executive Officer of Nycomed. “The strategy of employing local post-surgical pain management to reduce the need for systemic pain relief is consistent with current trends to reduce the use of narcotics and associated side effects, as well as hospital stays and associated costs.”

“Nycomed has an extensive hospital-based salesforce and will provide a dedicated salesforce to promote POSIDUR, which complements Nycomed’s existing portfolio of pain management and hospital products,” stated James Brown, President and CEO of DURECT. “In addition, this collaboration furthers our objective to become a specialty pharmaceutical company by our retention of commercialization rights in the U.S., as well as other significant territories, while reducing the cost of funding our U.S. development program for POSIDUR by the shared funding with Nycomed of a common development program for the U.S. and Europe.”

Under the terms of the agreement, Nycomed will pay DURECT an upfront license fee of $14 million, with additional milestone payments of up to $188 million upon achievement of defined development, regulatory and sales milestones. The two parties will jointly direct and equally fund a development program for POSIDUR intended to secure regulatory approval in both the U.S. and the European Union (E.U.). DURECT has licensed Nycomed the exclusive commercialization rights to POSIDUR™ in the E.U. and select other countries. In addition, DURECT will manufacture and supply the product to Nycomed for commercial sale in the territory licensed to Nycomed. Nycomed will pay DURECT blended royalties on sales in the defined territory of 15-40% depending on annual sales.

Conference Call Information

DURECT Corporation will be hosting a conference call to discuss this announcement on November 29, 2006 at 4:30 PM Eastern Standard Time. To participate in the conference call, please dial in to (800) 254-0499 (domestic) or (408) 960-7131 (international) and request the “DURECT Corporate Event,” entry code 5020. Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available for 24 hours. The replay dial-in number within the US is 1-877-519-4471 (Reservation#: 8179161). The in international replay dial-in number is 1-973-341-3080. The conference call is also available live over the Internet.

About POSIDUR

POSIDUR (SABER™-bupivacaine) is a long-acting local anesthetic under development by DURECT for the treatment of post-surgical pain. It is intended to be injected during surgery, where it continuously releases therapeutic levels of bupivacaine in a controlled fashion, providing up to 72 hours of uninterrupted local analgesia. POSIDUR’s performance is due to DURECT’s proprietary SABER delivery system, which is an injectable, biodegradable drug delivery technology that allows for less post-injection burst than is typical of polymer-based systems. POSIDUR is currently in Phase II clinical development. DURECT and Nycomed anticipate moving the program into Phase III in 2007.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

About Nycomed

Nycomed is a pharmaceutical company dedicated to meeting medical needs in Europe. The company provides hospital products throughout the region and general practitioner and pharmacy medicines in selected markets. New products are sourced through licensing agreements with research companies, in which case Nycomed typically provides late-stage clinical development, registration and marketing. Headquartered in Roskilde, Denmark, the company employs about 3,500 people throughout Europe and Russia-Commonwealth of Independent States (CIS). Nycomed is privately owned and had a 2005 net turnover of €748 million. For more information, visit www.nycomed.com.

DURECT Forward-Looking Statement

The statements in this press release regarding POSIDUR, its potential attributes and market potential, DURECT’s development plans and future clinical trials for POSIDUR and the milestone and royalty payments and other consideration that may be potentially received by DURECT under the collaboration are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to DURECT’s and Nycomed’s abilities to design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of POSIDUR, obtain regulatory and manufacturing approvals from regulatory agencies and manufacture and commercialize POSIDUR, as well as marketplace acceptance of POSIDUR. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

NOTE: POSIDUR™ and SABER™ are trademarks of DURECT Corporation. POSIDUR is under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com